Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

OPY ACQUISITION CORP. I

OPY Acquisition Corp. I (hereinafter called the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

1. The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting the phrase “within 18 months from the closing of the Offering” contained in clause (ii) of Section 9.1(b) of Article IX thereof in its entirety and inserting the phrase “on or before the Termination Date” in lieu thereof.

2. The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting the phrase at the beginning of Section 9.2(d) of Article IX “In the event that the Corporation has not completed an initial Business Combination within 18 months of the of the closing of the Offering” in its entirety and inserting the following in lieu thereof:

“In the event that the Corporation has not completed an initial Business Combination by October 30, 2023 (the “Termination Date”)”

3. The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed and acknowledged this 21st day of December, 2022.

OPY ACQUISITION CORP. I

By:	/s/ Jonathan B. Siegel
Name:	Jonathan B. Siegel
Title:	Chairman and Chief Executive Officer